UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material  Definitive Agreement.

On April 11, 2008, Almost Family, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies & Company, Inc. (the “Underwriter”) pursuant to which the Company agreed to issue and sell 2,250,000 shares of its common stock, par value $.10 per share ("Common Stock"), in an underwritten public offering. The Underwriting Agreement also grants the Underwriter an option for up to 30 days to purchase up to 337,500 additional shares of the Company's Common Stock to cover over-allotments, if any.

The net proceeds to the Company from the sale of the 2,250,000 shares of Common Stock, after underwriting discounts and offering expenses, will be approximately $37,340,950, or approximately $43,017,093 if the Underwriter exercises the over-allotment option in full The Company intends to use the net proceeds from the public offering to repay indebtedness and for other general corporate purposes, including to fund possible future acquisitions.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-143459) previously filed with the Securities and Exchange Commission. The Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated herein by reference. The foregoing description of the material terms and conditions of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

1.1  Underwriting Agreement dated April 11, 2008 between the Company and Jefferies & Company, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 11, 2008	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer